SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Sec. 240.14a-12

Delaware Group® Adviser Funds
Delaware Group® Cash Reserve
Delaware Group® Equity Funds I
Delaware Group® Equity Funds II
Delaware Group® Equity Funds IV
Delaware Group® Equity Funds V
Delaware Group Foundation Funds®
Delaware Group® Global & International Funds
Delaware Group® Government Fund
Delaware Group® Income Funds
Delaware Group® Limited-Term Government Funds
Delaware Group® State Tax-Free Income Trust
Delaware Group® Tax-Free Fund
Delaware Pooled® Trust
Delaware VIP® Trust
Voyageur Insured Funds
Voyageur Intermediate Tax Free Funds
Voyageur Mutual Funds
Voyageur Mutual Funds II
Voyageur Mutual Funds III
Voyageur Tax Free Funds
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1. Title of each class of securities to which transaction applies:
2. Aggregate number of securities to which transaction applies:
3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4. Proposed maximum aggregate value of transaction:
5. Total fee paid:
[ ]	Fee paid previously with preliminary proxy materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

On Monday, February 23rd we commenced an All Funds Proxy. This includes all the DPT Funds.  The DPT clients will receive the respective proxy materials.  For your reference, indicated below is snapshot of the proposals for this proxy.  Please note, proposal #4 is not applicable for the DPT Funds.

Indicated below is the link to our website with the proxy information.  If you click on the link then click on the Individual or Institutional links there will be a banner (see below) about the proxy and when you click on that it takes you to a page that provides information on the proxy.  Let me know if you have any questions.

http://www.delawareinvestments.com

PLEASE NOTE:  This is also a reminder, it would be greatly appreciated by the proxy project committee, when you each receive your respective Fund proxies, please promptly VOTE YOUR PROXIES.  Thank you.